Exhibit 4.7

EXECUTION VERSION

PLEDGE AGREEMENT

dated as of February 27, 2014

between

GRIFOLS, S.A.

and

DEUTSCHE BANK AG NEW YORK BRANCH,

as Collateral Agent

i

SCHEDULE 4.4 — PLEDGED EQUITY INTERESTS

EXHIBIT A — PLEDGE SUPPLEMENT

ii

This PLEDGE AGREEMENT, dated as of February 27, 2014 (as it may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), between GRIFOLS, S.A. (the “Pledgor”), a sociedad anónima organized under the laws of the Kingdom of Spain and DEUTSCHE BANK AG NEW YORK BRANCH, as collateral agent for the Secured Parties (as herein defined) (in such capacity as collateral agent, together with its successors and permitted assigns, the “Collateral Agent”).

RECITALS:

WHEREAS, reference is made to that certain Credit and Guaranty Agreement, dated as of February 27, 2014 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Grifols Worldwide Operations Limited, a private limited company validly incorporated and existing under the laws of Ireland, as the Foreign Borrower, Grifols Worldwide Operations USA, Inc., a Delaware corporation, as the U.S. Borrower, the Pledgor, as the Parent, and certain Subsidiaries of the Parent, as Guarantors, the Lenders party thereto from time to time, and Deutsche Bank AG New York Branch, as Administrative Agent and as Collateral Agent.

WHEREAS, subject to the terms and conditions of the Credit Agreement, the Loan Parties may enter into one or more Hedge Agreements, Cash Management Agreements and the Treasury Transactions with one or more Lender Counterparties;

WHEREAS, in consideration of the extensions of credit and other accommodations of Lenders and Lender Counterparties as set forth in the Credit Agreement, the Hedge Agreements, the Cash Management Agreements and the Treasury Transactions, respectively, the Pledgor has agreed to secure its obligations under the Loan Documents, the Hedge Agreements, the Cash Management Agreements and the Treasury Transactions as set forth herein; and

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Pledgor and the Collateral Agent agree as follows:

SECTION 1.                         DEFINITIONS; GRANT OF SECURITY.

1.1                               General Definitions.  In this Agreement, the following terms shall have the following meanings:

“Agreement” shall have the meaning set forth in the preamble.

“Cash Proceeds” shall have the meaning assigned in Section 8.5.

“Collateral” shall have the meaning assigned in Section 2.1.

“Collateral Agent” shall have the meaning set forth in the preamble.

“Company” means Grifols, Inc., a Virginia corporation.

“Credit Agreement” shall have the meaning set forth in the recitals.

“Event of Default” shall have the meaning set forth in the Credit Agreement.

“Majority Holder” shall have the meaning set forth in Section 9.

“Pledge Supplement” shall mean any supplement to this Agreement in substantially the form of Exhibit A.

“Pledged Equity Interests” shall mean all shares of capital stock and all other equity interests in the Company owned by the Pledgor, including, without limitation, all equity interests listed on Schedule 4.4 (as such schedule may be amended or supplemented from time to time), and the certificates, if any, representing such shares and any equity interest of the Pledgor in the entries on the books of the Company and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such equity interests.

“Pledgor” shall have the meaning set forth in the preamble.

“Secured Obligations” shall have the meaning assigned in Section 3.1.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies.

“United States” shall mean the United States of America.

“Updating Date” shall have the meaning assigned in Section 5.3(b).

1.2                               Definitions; Interpretation.

(a)                                 In this Agreement, the following capitalized terms shall have the meaning given to them in the UCC (and, if defined in more than one Article of the UCC, shall have the meaning given in Article 9 thereof): Certificated Security, Document, Proceeds, Record, Securities Account, Securities Intermediary, Security Certificate, and Uncertificated Security.

(b)                                 All other capitalized terms used herein (including the preamble and recitals hereto) and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.  The incorporation by reference of terms defined in the Credit Agreement shall survive any termination of the Credit Agreement until this Agreement is terminated as provided in Section 10 hereof.   Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.  References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided.  The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.  The terms lease and license shall include sub-lease and sub-license, as applicable.  If any conflict or inconsistency exists between this Agreement and the Credit Agreement, the Credit Agreement shall govern.  All references herein to provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article of the UCC.

SECTION 2.                         GRANT OF SECURITY.

2.1                               Pledge and Grant of Security.  The Pledgor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in and continuing lien on all of the Pledgor’s right, title and interest in, to and under all of the following, whether now or hereafter existing or in which the Pledgor now has or hereafter acquires an interest and wherever the same may be located (all of which being hereinafter collectively referred to as the “Collateral”):

(i)                                     all Pledged Equity Interests;

(ii)                                  all books and records pertaining to the Collateral; and

(iii)                               to the extent not otherwise included above, all Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing.

SECTION 3.                         SECURITY FOR OBLIGATIONS; PLEDGOR REMAINS LIABLE.

3.1                               Security for Obligations.

This Agreement secures, and the Collateral is collateral security for, the prompt and complete payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. §362(a) (and any successor provision thereof)), of all Obligations (the “Secured Obligations”).

3.2                               Continuing Liability Under Collateral.

Notwithstanding anything herein to the contrary, (i) the Pledgor shall remain liable for all obligations under the Collateral and nothing contained herein is intended or shall be a delegation of duties to the Collateral Agent or any other Secured Party, (ii) the Pledgor shall remain liable under each of the agreements relating to Pledged Equity Interests, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Collateral Agent nor any Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto nor shall the Collateral Agent nor any Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreements relating to Pledged Equity Interests, and (iii) the exercise by the Collateral Agent of any of its rights hereunder shall not release the Pledgor from any of its duties or obligations under any such contracts and agreements.

SECTION 4.                         REPRESENTATIONS AND WARRANTIES.

The Pledgor hereby represents and warrants, on the Closing Date and on each Credit Date, that:

4.1                               Pledgor Information & Status.

(a)                                 Schedule 4.1(A) & (B) (as such schedule may be amended or supplemented from time to time with written notice to the Collateral Agent) sets forth under the appropriate headings: (1) the full legal name of the Pledgor, (2) all trade names or other names under which the Pledgor currently conducts business, (3) the type of organization of the Pledgor, (4) the jurisdiction of organization of the Pledgor, (5) its organizational identification number, if any, and (6) the jurisdiction where the chief executive office or its sole place of business (or the principal residence if the Pledgor is a natural person) is located.

(b)                                 except as provided on Schedule 4.1(C), (as such schedule may be amended or supplemented from time to time with written notice to the Collateral Agent) it has not changed its name, jurisdiction of organization, chief executive office or sole place of business (or principal residence if the Pledgor is a natural person) or its corporate structure in any way (e.g., by merger, consolidation, change in corporate form or otherwise) and has not done business under any other name, in each case, within the five (5) years preceding the Closings Date or if the Pledgor becomes a Pledgor on a date after the Closing Date, five (5) years preceding such date;

(c)                                  it has not within the last five (5) years become bound (whether as a result of merger or otherwise) as debtor under a security agreement entered into by another Person, which has not heretofore been terminated other than the agreements identified on Schedule 4.1(D) hereof (as such schedule may be amended or supplemented from time to time).

4.2                               Ownership of Collateral and Absence of Other Liens.

(a)                                 it owns the Collateral purported to be owned by it or otherwise has the rights it purports to have in each item of Collateral and, as to all Collateral whether now existing or hereafter acquired, developed or created (including by way of lease or license), will continue to own or have such rights in each item of the Collateral (except as otherwise permitted by the Credit Agreement), in each case free and clear of any and all Liens, rights or claims of all other Persons, including, without limitation, liens arising as a result of the Pledgor becoming bound (as a result of merger or otherwise) as debtor under a security agreement entered into by another Person other than any Permitted Liens; and

(b)                                 other than any financing statements filed in favor of the Collateral Agent, no effective financing statement, fixture filing or other instrument similar in effect under any applicable law covering all or any material part of the Collateral is on file in any filing or recording office except for (x) financing statements for which duly authorized proper termination statements have been delivered to the Collateral Agent for filing and (y) financing statements filed in connection with Permitted Liens.  Other than the Collateral Agent and any automatic control in favor of a Bank, Securities Intermediary or Commodity Intermediary maintaining a Deposit Account, Securities Account or Commodity Contract, no Person is in Control of any Collateral other than in connection with Permitted Liens.

4.3                               Status of Security Interest.

(a)                                 upon (i) the filing of financing statements naming the Pledgor as “debtor” and the Collateral Agent as “secured party” and describing the Collateral in the filing office set forth opposite the Pledgor’s name on Schedule 4.1 hereof (as such schedule may be amended or supplemented from time to time) and (B) delivery of all certificated Pledged Equity Interests, the security interest of the Collateral Agent granted to the Collateral Agent hereunder will constitute a valid, perfected, first priority Lien subject in the case of priority only, to any Permitted Liens with respect to Collateral.

(b)                                 except as have been obtained or made and are in full force and effect, no authorization, consent, approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or any other Person is required for either (i) the pledge or grant by the Pledgor of the Liens purported to be created in favor of the Collateral Agent hereunder or (ii) the exercise by Collateral Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created hereunder or created or provided for by applicable law), except (A) for the filings contemplated by clause (a) above and (B) as may be required, in connection with the disposition of any Pledged Equity Interests, by laws generally affecting the offering and sale of Securities; and

(c)                                  the Pledgor is in compliance with its obligations under Section 5 hereof.

4.4                               Pledged Equity Interests.

(a)                                 Schedule 4.4 sets forth all of the Pledged Equity Interests owned by the Pledgor and such Pledged Equity Interests constitute all of the issued and outstanding shares of stock of the Company;

(b)                                 it is the record and beneficial owner of the Pledged Equity Interests free of all Liens, rights or claims of other Persons and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any Pledged Equity Interests;

(c)                                  except as have been obtained or made and are in full force and effect, no consent of any Person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary or desirable in connection with the creation, perfection or first priority status of the security interest of the Collateral Agent in any Pledged Equity Interests or the exercise by the Collateral Agent of the voting or other rights provided for in this Agreement or the exercise of remedies in respect thereof except such as have been obtained; and

(d)                                 the Pledged Equity Interests do not represent interests (i) that by their terms provide that they are securities governed by the uniform commercial code of an applicable jurisdiction, (ii) that are dealt in or traded on securities exchanges or markets or (iii) in issuers that are registered as investment companies.

SECTION 5.                        COVENANTS AND AGREEMENTS.

The Pledgor hereby covenants and agrees that:

5.1                               Generally.

(a)                                 Without limiting any prohibitions or restrictions on mergers or other transactions set forth in the Credit Agreement, it shall not change its name, corporate structure (e.g. by merger, consolidation, change in corporate form or otherwise), chief executive office, type of organization or jurisdiction of organization or establish any trade names unless it shall have (a) notified the Collateral Agent in writing at least ten (10) days (or such lesser time as the

Collateral Agent may agree) prior to any such change or establishment by executing and delivering to the Collateral Agent a completed Pledge Supplement, together with all Supplements to applicable Schedules showing such change thereto, identifying such new proposed name, corporate structure, chief executive office, jurisdiction of organization or trade name and providing such other information in connection therewith as the Collateral Agent may reasonably request and (b) taken all actions necessary or advisable to maintain the continuous validity, perfection and the same or better priority of the Collateral Agent’s security interest in the Collateral granted or intended to be granted and agreed to hereby.;

(b)                                 upon the Pledgor or any officer of the Pledgor obtaining knowledge thereof, it shall promptly notify the Collateral Agent in writing of any event that may have a Material Adverse Effect on (i) the value of the Collateral or any portion thereof, (ii) the ability of the Pledgor or the Collateral Agent to dispose of the Collateral or any portion thereof, or (iii) the rights and remedies of the Collateral Agent in relation thereto, including, without limitation, the levy of any legal process against the Collateral or any portion thereof;

(c)                                  except for the security interest created by this Agreement, it shall not create or suffer to exist any Lien upon or with respect to any of the Collateral, other than Permitted Liens, and the Pledgor shall defend the Collateral against all Persons at any time claiming any interest therein;

(d)                                 it shall not sell, transfer or assign (by operation of law or otherwise) to another Person any Collateral except as otherwise permitted by the Credit Agreement; and

(e)                                  the Pledgor shall maintain the security interest of the Collateral Agent hereunder in all Collateral as valid, perfected, first priority Liens (subject, in the case of priority only, to Permitted Liens).

5.2                               Pledged Equity Interests.

(a)                                 In the event the Pledgor acquires rights in any Pledged Equity Interests after the date hereof, it shall deliver to the Collateral Agent a completed Pledge Supplement, together with all Supplements to Schedules thereto, reflecting such new Pledged Equity Interests.  Notwithstanding the foregoing, it is understood and agreed that the security interest of the Collateral Agent shall attach to all Pledged Equity Interests immediately upon the Pledgor’s acquisition of rights therein and shall not be affected by the failure of the Pledgor to deliver a pledge supplement required hereby.

(b)                                 Except as provided in the next sentence, in the event the Pledgor receives any dividends, interest or distributions on any Pledged Equity Interests or any securities or other property upon the merger, consolidation, liquidation or dissolution of the Company, then (a) such dividends, interest or distributions and securities or other property shall be included in the definition of Collateral without further action and (b) the Pledgor shall immediately take any steps necessary to ensure the validity, perfection, priority and, if applicable, control of the Collateral Agent over such Pledged Equity Interests (including, without limitation, delivery thereof to the Collateral Agent) and pending any such action the Pledgor shall be deemed to hold such dividends, interest, distributions, securities or other property in trust for the benefit of the Collateral Agent and shall segregate such dividends, distributions, securities or other property from all other property of the Pledgor.  Notwithstanding the foregoing, so long as no Event of Default shall have occurred and be continuing, the Collateral Agent authorizes the Pledgor to retain all cash dividends and distributions and all payments of interest.

(c)                                  except as expressly permitted by the Credit Agreement, without the prior written consent of the Collateral Agent, it shall not permit the Company to merge or consolidate unless (i) the surviving entity creates a security interest that is perfected by a filed financing statement (that is not effective solely under section 9-508 of the UCC) in Collateral in which such new debtor has or acquires rights, (ii) all the outstanding capital stock or other Equity Interests of the surviving or resulting corporation, limited liability company, partnership or other entity which is a Subsidiary of the Pledgor, and which is owned by the Pledgor, is, upon such merger or consolidation, pledged hereunder and (iii) Pledgor promptly complies with the delivery and control requirements of Section 5.3 hereof.

5.3                               Delivery and Control

(a)                                 With respect to any Pledged Equity Interests that constitute Certificated Securities, the Pledgor shall deliver to the Collateral Agent the Security Certificates evidencing such Certificated Securities duly endorsed by an effective endorsement (within the meaning of Section 8-107 of the UCC), or accompanied by share transfer powers or other instruments of transfer duly endorsed by such an effective endorsement, in each case, to the Collateral Agent or in blank.  In addition, the Pledgor shall cause any certificates evidencing any Pledged Equity Interests to be similarly delivered to the Collateral Agent regardless of whether such Pledged Equity Interests constitute Certificated Securities.

(b)                                 With respect to any Pledged Equity Interests that constitute Uncertificated Securities included in the Collateral (other than any Uncertificated Securities credited to a Securities Account), the Pledgor shall cause the Company to either (i) register the Collateral Agent as the registered owner thereof on the books and records of the Company or (ii) execute an agreement substantially in the form of Exhibit B hereto (or such other agreement in form and substance reasonably satisfactory to the Collateral Agent), pursuant to which the Company agrees to comply with the Collateral Agent’s instructions with respect to such Uncertificated Security without further consent by the Pledgor.

(c)                                  With respect to any Collateral in existence on the Closing Date, the Pledgor shall comply with the requirements of this Section 5.3 on the date hereof subject.

(d)                                 With respect to any Collateral hereafter owned or acquired, the Pledgor shall comply with the requirements of this Section 5.3 within 30 (thirty) days following the Fiscal Quarter most recently ended during which the Pledgor acquired such rights therein (each such date, an “Updating Date”).

(e)                                  The Pledgor shall promptly inform the Collateral Agent of its acquisition of any Collateral for which any action is required by Section 5.3 hereof within thirty (30) days following the end of the Fiscal Quarter during which such acquisition occurred.  Notwithstanding anything to the contrary in this Agreement or any other Loan Document, the requirement that the Pledgor take actions necessary to perfect the Collateral Agent’s security interest in the Collateral shall be subject to Section 3.01(g) of the Credit Agreement

5.4                               Voting.

(a)                                 So long as no Event of Default shall have occurred and be continuing, except as otherwise provided under the covenants and agreements relating to the Pledged Equity Interests in this Agreement or elsewhere herein or in the Credit Agreement, the Pledgor shall be entitled to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Pledged Equity Interests or any part thereof for any purpose not inconsistent with the terms of this Agreement or the Credit Agreement; provided, that upon the occurrence and during the continuation of an Event of Default, the Pledgor shall not exercise or refrain from exercising any such right if the Collateral Agent shall have notified the Pledgor that, in the Collateral Agent’s reasonable judgment, such action would have a Material Adverse Effect on the value of the Pledged Equity Interests or any part thereof; and provided further, upon the occurrence and during the continuation of an Event of Default, the Pledgor shall give the Collateral Agent at least five (5) Business Days prior written notice of the manner in which it intends to exercise, or the reasons for refraining from exercising, any such right referred to in the first proviso above; it being understood, however, that neither the voting by the Pledgor of any Pledged Equity Interests for, or the Pledgor’s consent to, the election of directors (or similar governing body) at a regularly scheduled annual or other meeting of stockholders or with respect to incidental matters at any such meeting, nor the Pledgor’s consent to or approval of any action otherwise permitted under this Agreement and the Credit Agreement, shall be deemed inconsistent with the terms of this Agreement or the Credit Agreement within the meaning of this Section 5.4(a) and no notice of any such voting or consent need be given to the Collateral Agent; and

(b)                                 Upon the occurrence and during the continuation of an Event of Default:

(i)                                     subject to clause (b)(i) above, all rights of the Pledgor to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall cease and all such rights shall thereupon become vested in the Collateral Agent who shall thereupon have the sole right to exercise such voting and other consensual rights; and

(ii)                                  in order to permit the Collateral Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder: (1) the Pledgor shall promptly execute and deliver (or cause to be executed and delivered) to the Collateral Agent all proxies, dividend payment orders and other instruments as the Collateral Agent may from time to time reasonably request and (2) the Pledgor acknowledges that the Collateral Agent may utilize the power of attorney set forth in Section 7.1.

SECTION 6.                         FURTHER ASSURANCES.

6.1                               Further Assurances.

. The Pledgor agrees that from time to time, at the expense of the Pledgor, that it shall promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary, or that the Collateral Agent may reasonably request, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted or purported to be granted hereby subject to the limitations expressly set forth herein or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, the Pledgor shall:

(i)                                     subject to the limitations expressly set forth herein, file such financing or continuation statements, or amendments thereto, and execute and deliver such other agreements, instruments, endorsements, powers of attorney or notices, as may be necessary, or as the Collateral Agent may reasonably request, in order to effect, reflect, perfect and preserve the security interests granted or purported to be granted hereby;

(ii)                                  furnish the Collateral Agent with such information regarding the Collateral as the Collateral Agent may reasonably request from time to time.

(b)                                 The Pledgor hereby authorizes the Collateral Agent to file a Record or Records, including, without limitation, financing or continuation statements, and amendments and supplements to any of the foregoing, in any jurisdictions and with any filing offices as the Collateral Agent may determine, in its sole discretion, are necessary to perfect or otherwise protect the security interest granted to the Collateral Agent herein.  Such financing statements may describe the Collateral in the same manner as described herein.  The Pledgor shall furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Collateral Agent may reasonably request, all in reasonable detail.

SECTION 7.                         COLLATERAL AGENT APPOINTED ATTORNEY-IN-FACT.

7.1                               Power of Attorney.

The Pledgor hereby irrevocably appoints the Collateral Agent (such appointment being coupled with an interest) as the Pledgor’s attorney-in-fact, with full authority in the place and stead of the Pledgor and in the name of the Pledgor, the Collateral Agent or otherwise, from time to time during the continuance of an Event of Default, in the Collateral Agent’s discretion to take any action and to execute any instrument that the Collateral Agent may deem reasonably necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, the following:

(a)                                 to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Collateral Agent with respect to any of the Collateral;

(b)                                 to prepare, sign, and file any UCC financing statements against the Pledgor as debtor;

(c)                                  to take or cause to be taken all actions necessary to perform or comply or cause performance or compliance with the terms of this Agreement, including, without limitation, access to pay or discharge taxes or Liens (other than Permitted Liens) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Collateral Agent in its sole discretion, any such payments made by the Collateral Agent to become obligations of the Pledgor to the Collateral Agent, due and payable immediately without demand; and

(d)                                 to sell, transfer, lease, license, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and to do, at the Collateral Agent’s option and the Pledgor’s expense, at any time or from time to time, all acts and things that the Collateral Agent deems reasonably necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s security interest therein in order to effect the intent of this Agreement, all as fully and effectively as the Pledgor might do.

7.2                               No Duty on the Part of Collateral Agent or Secured Parties.

The powers conferred on the Collateral Agent hereunder are solely to protect the interests of the Secured Parties in the Collateral and shall not impose any duty (other than a reasonable standard of care pursuant to Section 11) upon the Collateral Agent or any other Secured Party to exercise any such powers.  The Collateral Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to the Pledgor for any act or failure to act hereunder, except for their own gross negligence, bad faith or willful misconduct.

7.3                               Appointment Pursuant to Credit Agreement.

The Collateral Agent has been appointed as collateral agent pursuant to the Credit Agreement.  The rights, duties, privileges, immunities and indemnities of the Collateral Agent hereunder are subject to the provisions of the Credit Agreement.

SECTION 8.                         REMEDIES.

8.1                               Generally.

(a)                                 If any Event of Default shall have occurred and be continuing, the Collateral Agent may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it at law or in equity, all the rights and remedies of the Collateral Agent on default under the UCC (whether or not the UCC applies to the affected Collateral) to collect, enforce or satisfy any Secured Obligations then owing, whether by acceleration or otherwise, and also may pursue any of the following separately, successively or simultaneously:

(i)                                     require the Pledgor to, and the Pledgor hereby agrees that it shall at its expense and promptly upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place to be designated by the Collateral Agent that is reasonably convenient to both parties;

(ii)                                  without notice except as specified below or under the UCC, sell, assign or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as may be commercially reasonable.

(b)                                 The Collateral Agent or any other Secured Party may be the purchaser of any or all of the Collateral at any public or private (to the extent to the portion of the Collateral being privately sold is of a kind that is customarily sold on a recognized market or the subject of widely distributed standard price quotations) sale in accordance with the UCC and the Collateral Agent, as collateral agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale made in accordance with the UCC, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale.  Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of the Pledgor, and the Pledgor hereby waives

(to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.  The Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days notice to the Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.  The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.  The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.  The Pledgor hereby waives any claims against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree.  If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Secured Obligations, the Pledgor shall be liable for the deficiency and the fees of any attorneys employed by the Collateral Agent to collect such deficiency.  The Pledgor further agrees that a breach of any of the covenants contained in this Section will cause irreparable injury to the Collateral Agent, that the Collateral Agent has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against the Pledgor, and the Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no default has occurred giving rise to the Secured Obligations becoming due and payable prior to their stated maturities.  Nothing in this Section shall in any way limit the rights of the Collateral Agent hereunder.

(c)                                  The Collateral Agent may sell the Collateral without giving any warranties as to the Collateral.  The Collateral Agent may specifically disclaim or modify any warranties of title or the like.  This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(d)                                 The Collateral Agent shall have no obligation to marshal any of the Collateral.

8.2                               Application of Proceeds.

Except as expressly provided elsewhere in this Agreement, all proceeds received by the Collateral Agent in respect of any sale of, any collection from, or other realization upon all or any part of the Collateral shall be applied in full or in part by the Collateral Agent against, the Secured Obligations in the following order of priority:  first, to the payment of all reasonable and documented costs and expenses of such sale, collection or other realization, including reasonable compensation to the Collateral Agent and its agents and counsel, and all other expenses, liabilities and advances made or incurred by the Collateral Agent in connection therewith, and all amounts for which the Collateral Agent is entitled to indemnification hereunder (in its capacity as the Collateral Agent and not as a Lender) and all advances made by the Collateral Agent hereunder for the account of the applicable Pledgor, and to the payment of all reasonable and documented costs and expenses paid or incurred by the Collateral Agent in connection with the exercise of any right or remedy hereunder or under the Credit Agreement, all in accordance with the terms hereof or thereof; second, to the extent of any excess of such proceeds, to the payment of all other Secured Obligations in accordance with Section 2.15(d) of the Credit Agreement; and third, to the extent of any excess of such proceeds, to the payment to or upon the order of the applicable Pledgor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

8.3                               Sales on Credit.

If the Collateral Agent sells any of the Collateral upon credit, Pledgor will be credited only with payments actually made by purchaser and received by Collateral Agent and applied to indebtedness of the purchaser.  In the event the purchaser fails to pay for the Collateral, Collateral Agent may resell the Collateral and Pledgor shall be credited with proceeds of the sale.

8.4                               Investment Property.

The Pledgor recognizes that, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Pledged Equity Interests conducted without prior registration or qualification of such Pledged Equity Interests under the Securities Act and/or such state securities laws, to limit purchasers to those who will agree, among other things, to acquire the Pledged Equity Interests for its own account, for investment and not with a view to the distribution or resale thereof.  The Pledgor acknowledges that any such private sale may be at prices and on terms less favorable than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act) and, notwithstanding such circumstances, the Pledgor agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Pledged Equity Interests for the period of time necessary to permit the Company to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if the Company would, or should, agree to so register it.  If the Collateral Agent determines to exercise its right to sell any or all of the Pledged Equity Interests, upon written request, the Pledgor shall and shall cause the Company from time to time to furnish to the Collateral Agent all such information as the Collateral Agent may request in order to determine the number and nature of interest, shares or other instruments included in the Pledged Equity Interests which may be sold by the Collateral Agent in exempt transactions under the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.

8.5                               Cash Proceeds.

If any Event of Default shall have occurred and be continuing, all proceeds of any Collateral received by the Pledgor consisting of cash, checks and other non-cash items (collectively, “Cash Proceeds”) shall be held by the Pledgor in trust for the Collateral Agent, segregated from other funds of the Pledgor, and shall, forthwith upon receipt by the Pledgor, be turned over to the Collateral Agent in the exact form received by the Pledgor (duly indorsed by the Pledgor to the Collateral Agent, if required) and held by the Collateral Agent in the Collateral Account.  Any Cash Proceeds received by the Collateral Agent (whether from a Pledgor or otherwise) may during the occurrence of an Event of Default, in the sole discretion of the Collateral Agent, (A) be held by the Collateral Agent for the ratable benefit of the Secured Parties, as collateral security for the Secured Obligations (whether matured or unmatured) and/or (B) then or at any time thereafter may be applied by the Collateral Agent against the Secured Obligations then due and owing.

SECTION 9.                         COLLATERAL AGENT.

The Collateral Agent has been appointed to act as Collateral Agent hereunder by Lenders and, by their acceptance of the benefits hereof, the other Secured Parties. The Collateral Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of Collateral), solely in accordance with this Agreement and the Credit Agreement; provided, the Collateral Agent shall, after payment in full of all Obligations under the Credit Agreement and the other Loan Documents, exercise, or refrain from exercising, any remedies provided for herein in accordance with the instructions of the holders (the “Majority Holders”) of a majority of the aggregate “settlement amount” as defined in the Hedge Agreements (or, with respect to any Hedge Agreement that has been terminated in accordance with its terms, the amount then due and payable (exclusive of expenses and similar payments but including any early termination payments then due) under such Hedge Agreement) under all Hedge Agreements.  For purposes of the foregoing sentence, settlement amount for any Hedge that has not been terminated shall be the settlement amount as of the last Business Day of the month preceding any date of determination and shall be calculated by the appropriate swap counterparties and reported to the Collateral Agent upon request; provided any Hedge Agreement with a settlement amount that is a negative number shall be disregarded for purposes of determining the Majority Holders.  In furtherance of the foregoing provisions of this Section, each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Collateral Agent for the benefit of Secured Parties in accordance with the terms of this Section.   The provisions of the Credit Agreement relating to the Collateral Agent including, without limitation, the provisions relating to resignation or removal of the Collateral Agent and the powers and duties and immunities of the Collateral Agent are incorporated herein by this reference and shall survive any termination of the Credit Agreement.

SECTION 10.                  CONTINUING SECURITY INTEREST; TRANSFER OF LOANS.

This Agreement shall create a continuing security interest in the Collateral and shall remain in full force and effect until the Discharge of Obligations, be binding upon the Pledgor, its successors and assigns, and inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and its successors, transferees and assigns.  Without limiting the generality of the foregoing, but subject to the terms of the Credit Agreement, any Lender may assign or otherwise transfer any Loans held by it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Lenders herein or otherwise.  Upon the Discharge of Obligations, the security interest granted hereby shall automatically terminate hereunder and of record and all rights to the Collateral shall revert to the Pledgor.  Upon any such termination the Collateral Agent shall, at the Pledgor’s expense, execute and deliver to the Pledgor such documents as the Pledgor shall reasonably request, in form and substance reasonably satisfactory to the Collateral Agent.

SECTION 11.                 STANDARD OF CARE; COLLATERAL AGENT MAY PERFORM.

The powers conferred on the Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers.  Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.  The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property.  Neither the Collateral Agent nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any material part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Pledgor or otherwise.  If the Pledgor fails to perform any agreement contained herein, the Collateral Agent may itself perform, or cause performance of, such agreement, and the reasonable and documented expenses of the Collateral Agent incurred in connection therewith shall be payable by the Pledgor under Section 10.2 of the Credit Agreement.

SECTION 12.                  MISCELLANEOUS.

Any notice required or permitted to be given under this Agreement shall be given in accordance with Section 10.1 of the Credit Agreement.  No failure or delay on the part of the Collateral Agent in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.  All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.  In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.  This Agreement shall be binding upon and inure to the benefit of the Collateral Agent and the Pledgor and its successors and assigns.  The Pledgor shall not, without the prior written consent of the Collateral Agent given in accordance with the Credit Agreement, assign any right, duty or obligation hereunder.  This Agreement and the other Loan Documents embody the entire agreement and understanding between the Pledgor and the Collateral Agent and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof.  Accordingly, the Loan Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties.  There are no unwritten oral agreements between the parties.  This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ALL CLAIMS AND CONTROVERSIES ARISING OUT OF THE SUBJECT MATTER HEREOF WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE STATE OF NEW YORK (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OF THE SECURITY INTEREST).

THE PROVISIONS OF THE CREDIT AGREEMENT UNDER THE HEADINGS “CONSENT TO JURISDICTION” AND “WAIVER OF JURY TRIAL” ARE INCORPORATED HEREIN BY THIS REFERENCE AND SUCH INCORPORATION SHALL SURVIVE ANY TERMINATION OF THE CREDIT AGREEMENT.

(signature pages follow)

GRIFOLS, S.A.

By:	/s/ Victor Grifols Roura
Name: Victor Grifols Roura
Title: President and Chief Executive Officer

[Grifols–Pledge Agreement of Equity in Grifols Inc.]

DEUTSCHE BANK AG NEW YORK BRANCH,
as Collateral Agent

By:	/s/ Michael Winters
Name: Michael Winters
Title: Vice President

By:	/s/ Kirk L. Tashjian
Name: Kirk L. Tashjian
Title: Vice President

EXHIBIT A
TO PLEDGE AGREEMENT

PLEDGE SUPPLEMENT

This PLEDGE SUPPLEMENT, dated [mm/dd/yy], is delivered by GRIFOLS, S.A. a sociedad anónima organized under the laws of the Kingdom of Spain (the “Pledgor”) pursuant to the Pledge Agreement, dated as of February 27, 2014 (as it may be from time to time amended, restated, modified or supplemented, the “Pledge Agreement”), among the Pledgor, and DEUTSCHE BANK AG NEW YORK BRANCH, as the Collateral Agent.  Capitalized terms used herein not otherwise defined herein shall have the meanings ascribed thereto in the Pledge Agreement.

Pledgor hereby confirms the grant to the Collateral Agent set forth in the Pledge Agreement of, and does hereby grant to the Collateral Agent, a security interest in all of Pledgor’s right, title and interest in, to and under all Collateral to secure the Secured Obligations, in each case whether now or hereafter existing or in which Pledgor now has or hereafter acquires an interest and wherever the same may be located.  Pledgor represents and warrants that the attached Supplements to Schedules accurately and completely set forth all additional information required to be provided pursuant to the Security Agreement and hereby agrees that such Supplements to Schedules shall constitute part of the Schedules to the Security Agreement.

THIS PLEDGE SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ALL CLAIMS AND CONTROVERSIES ARISING OUT OF THE SUBJECT MATTER HEREOF WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE STATE OF NEW YORK (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OF THE SECURITY INTEREST).

IN WITNESS WHEREOF, Pledgor has caused this Pledge Supplement to be duly executed and delivered by its duly authorized officer as of [mm/dd/yy].

GRIFOLS, S.A.

By:
Name:
Title:

EXHIBIT A-1

EXHIBIT B
TO PLEDGE AGREEMENT

UNCERTIFICATED SECURITIES CONTROL AGREEMENT

This Uncertificated Securities Control Agreement dated as of [                  ], 20[    ] among [                                ] (the “Pledgor”), [•] as collateral agent for the Secured Parties, (the “Collateral Agent”) and [                        ], a [                ] [corporation] (the “Issuer”).  Capitalized terms used but not defined herein shall have the meaning assigned in the Pledge Security Agreement dated [as of the date hereof], among the Pledgor and the Collateral Agent (the “Security Agreement”).  All references herein to the “UCC” shall mean the Uniform Commercial Code as in effect in the State of New York.

Section 1.  Registered Ownership of Shares.  The Issuer hereby confirms and agrees that as of the date hereof the Pledgor is the registered owner of [                    ] shares of the Issuer’s [common] stock (the “Pledged Shares”) and the Issuer shall not change the registered owner of the Pledged Shares without the prior written consent of the Collateral Agent.

Section 2.  Instructions.  If at any time the Issuer shall receive instructions originated by the Collateral Agent relating to the Pledged Shares, the Issuer shall comply with such instructions without further consent by the Pledgor or any other person.

Section 3.  Additional Representations and Warranties of the Issuer.  The Issuer hereby represents and warrants to the Collateral Agent:

(a)  It has not entered into, and until the termination of this agreement will not enter into, any agreement with any other person relating to the Pledged Shares pursuant to which it has agreed to comply with instructions issued by such other person;

(b)  It has not entered into, and until the termination of this agreement will not enter into, any agreement with the Pledgor or the Collateral Agent purporting to limit or condition the obligation of the Issuer to comply with Instructions as set forth in Section 2 hereof;

(c)  Except for the claims and interest of the Collateral Agent and of the Pledgor in the Pledged Shares, the Issuer does not know of any claim to, or interest in, the Pledged Shares.  If any person asserts any lien, encumbrance or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process) against the Pledged Shares, the Issuer will promptly notify the Collateral Agent and the Pledgor thereof; and

(d)  This Uncertificated Securities Control Agreement is the valid and legally binding obligation of the Issuer.

Section 4.  Choice of Law.  This Agreement shall be governed by the laws of the State of New York.

Section 5.   Conflict with Other Agreements.  In the event of any conflict between this Agreement (or any portion thereof) and any other agreement now existing or hereafter entered into, the terms of this Agreement shall prevail.  No amendment or modification of this Agreement or waiver of any right hereunder shall be binding on any party hereto unless it is in writing and is signed by all of the parties hereto.

EXHIBIT B-1

Section 6.  Voting Rights.  Until such time as the Collateral Agent shall otherwise instruct the Issuer in writing, the Pledgor shall have the right to vote the Pledged Shares.

Section 7.  Successors; Assignment.  The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective corporate successors or heirs and personal representatives who obtain such rights solely by operation of law.  The Collateral Agent may assign its rights hereunder only with the express written consent of the Issuer and by sending written notice of such assignment to the Pledgor.

Section 8.  Indemnification of Issuer.  The Pledgor and the Collateral Agent hereby agree that (a) the Issuer is released from any and all liabilities to the Pledgor and the Collateral Agent arising from the terms of this Agreement and the compliance of the Issuer with the terms hereof, except to the extent that such liabilities arise from the Issuer’s negligence and (b) the Pledgor, its successors and assigns shall at all times indemnify and save harmless the Issuer from and against any and all claims, actions and suits of others arising out of the terms of this Agreement or the compliance of the Issuer with the terms hereof, except to the extent that such arises from the Issuer’s negligence, and from and against any and all liabilities, losses, damages, costs, charges, counsel fees and other reasonable and documented expenses of every nature and character arising by reason of the same, until the termination of this Agreement.

Section 9.  Notices.  Any notice, request or other communication required or permitted to be given under this Agreement shall be in writing and deemed to have been properly given when delivered in person, or when sent by telecopy or other electronic means and electronic confirmation of error free receipt is received or two (2) days after being sent by certified or registered United States mail, return receipt requested, postage prepaid, addressed to the party at the address set forth below.

Pledgor:	[Name and Address of Pledgor]
Attention: [ ]
Telecopier: [ ]

Collateral Agent:	[•]
Attention: [ ]
Telecopier: [ ]

Issuer:	[Insert Name and Address of Issuer]
Attention: [ ]
Telecopier: [ ]

Any party may change its address for notices in the manner set forth above.

Section 10.  Termination.  The obligations of the Issuer to the Collateral Agent pursuant to this Control Agreement shall continue in effect until the security interests of the Collateral Agent in the Pledged Shares have been terminated pursuant to the terms of the Security Agreement and the Collateral Agent has notified the Issuer of such termination in writing.  The Collateral Agent agrees to provide Notice of Termination in substantially the form of Exhibit A hereto to the Issuer upon the request of the Pledgor on or after the termination of the Collateral Agent’s security interest in the Pledged Shares pursuant to the terms of the Security Agreement.  The termination of this Control Agreement shall not terminate the Pledged Shares or alter the obligations of the Issuer to the Pledgor pursuant to any other agreement with respect to the Pledged Shares.

EXHIBIT B-2

Section 11.  Counterparts.  This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing and delivering one or more counterparts.

[NAME OF PLEDGOR],
as Pledgor

By:
Name:
Title:

[•],
as Collateral Agent

By:
Name:
Title:

[NAME OF ISSUER],
as Issuer

By:
Name:
Title:

EXHIBIT B-3

Exhibit A

[Letterhead of Collateral Agent]

[Date]

[Name and Address of Issuer]
Attention: [                                   ]

Re:  Termination of Control Agreement

You are hereby notified that the Uncertificated Securities Control Agreement between you, [Name of Pledgor] (the “Pledgor”) and the undersigned (a copy of which is attached) is terminated and you have no further obligations to the undersigned pursuant to such Agreement.  Notwithstanding any previous instructions to you, you are hereby instructed to accept all future directions with respect to Pledged Shares (as defined in the Uncertificated Control Agreement) from the Pledgor.  This notice terminates any obligations you may have to the undersigned with respect to the Pledged Shares, however nothing contained in this notice shall alter any obligations which you may otherwise owe to the Pledgor pursuant to any other agreement.

You are instructed to deliver a copy of this notice by facsimile transmission to the Pledgor.

Very truly yours,
[•],
as Collateral Agent

By:
Name:
Title:

EXHIBIT B-4